EXHIBIT 99.1

KIMBERLY-CLARK CORPORATION 401(K) AND
PROFIT SHARING PLAN

Employer ID 39-0394230
Plan ID 016

Financial Statements as of and for the Years Ended
December 31, 2018 and 2017

Supplemental Schedule
As of December 31, 2018

(With Report of Independent Registered Public Accounting Firm Thereon)

NOTE:     The accompanying financial statements have been prepared in part for the purpose of filing with the Department of Labor's Form 5500. Supplemental schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 ("ERISA"), other than the schedule listed above, are omitted because of the absence of the conditions under which they are required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Administrator and Participants of the
Kimberly-Clark Corporation 401(k) and Profit Sharing Plan
Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “Plan”) as of December 31, 2018 and 2017, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2018 and 2017, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risk of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by the Plan’s management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Supplemental Information
The supplemental information in the accompanying schedule of assets (held at end of year) as of December 31, 2018, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but included supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.
BDO USA, LLP
We have served as the Plan’s auditor since 2018.
Dallas, Texas
June 24, 2019

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31
(Thousands of dollars)	2018	2017

Assets
Investments at fair value	$3,371,496	$3,812,191
Receivables:
Dividends and interest	1,998	2,200
Due from broker	4,553	—
Employee contributions	3,283	3,835
Employer matching contributions	2,169	2,619
Employer profit sharing contributions	37,476	46,088
Notes receivable from participants	33,439	32,570
Total Receivables	82,918	87,312
Total Assets	3,454,414	3,899,503

Liabilities
Fees payable and pending disbursements	1,381	1,007
Total Liabilities	1,381	1,007

Net Assets Available for Benefits	$3,453,033	$3,898,496

See Notes to Financial Statements.

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	For the Year Ended December 31
(Thousands of dollars)	2018	2017

Additions to Net Assets Available for Benefits
Investment income:
Net (depreciation) appreciation in fair value of investments	$(208,059)	$508,465
Dividends - Kimberly-Clark Corporation stock	8,420	8,886
Dividends - Self-Directed Brokerage Account ("SDBA")	6,581	5,592
Interest	2,427	1,141
Net investment (loss) income	(190,631)	524,084
Contributions:
Employee contributions	127,345	121,325
Employer profit sharing contributions	37,476	46,088
Employer matching contributions	42,895	45,900
Forfeitures used to reduce employer contributions	—	(466)
Total contributions	207,716	212,847
Interest on notes receivable from participants	1,591	1,268
Total Additions	18,676	738,199

Deductions from Net Assets Available for Benefits
Benefits paid to participants	462,210	287,678
Administrative expenses	1,929	4,084
Total Deductions	464,139	291,762

Net (Decrease) Increase in Net Assets Available for Benefits	(445,463)	446,437

Net Assets Available for Benefits
Beginning of Year	3,898,496	3,452,059
End of Year	$3,453,033	$3,898,496

See Notes to Financial Statements.

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS

Note 1. Description of the Plan

The following brief description of the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General
The Plan, sponsored by Kimberly-Clark Corporation (the "Corporation"), was adopted effective January 1, 2010. It is a defined contribution plan covering eligible employees of the Corporation, and its participating subsidiaries. The Plan is an employee stock ownership plan, as defined in Section 4975 of the Internal Revenue Code of 1986 (the "Code"). Salary, hourly non-union and hourly union (as bargained) employees of the Corporation and its participating U.S. subsidiaries (collectively, the "Employer") are eligible to participate in the Plan.

The Board of Directors of the Corporation or its delegate may change the eligibility and other provisions of the Plan from time to time. The assets of the Plan are held with The Northern Trust Company (the "Trustee"). The named fiduciary for the Plan is the Benefits Administration Committee (the "BAC").

Contributions
An eligible employee may elect to make contributions that are deducted from compensation paid by the Employer before federal income taxes are withheld ("401(k) contributions"), after-tax contributions, and Roth 401(k) contributions in any combination up to 50% in whole percentages of base salary. 401(k) contributions, after-tax contributions, and Roth 401(k) contributions in any combination up to 4% of base salary are eligible for Employer matching contributions. Employees that are new hires or re-hires are automatically enrolled in the Plan at a 6% 401(k) contribution rate.

Company Match Safe Harbor contributions ("Employer matching contributions") are matched 100% on the first 4% of eligible earnings. The Employer matching contributions are not required to meet anti-discrimination requirements and testing and do not require distinction of highly compensated employees. Employer matching contributions are accounted for separately and share in the net appreciation or depreciation in fair value of investments, dividends, interest and expenses in the same manner as contributions made by a participant. All Employer matching contributions are invested according to the participants' contribution investment elections. Employer matching contributions and future earnings (losses) on that amount can be reallocated to another investment fund within the Plan. Any forfeitures in the Plan are used to offset Employer contributions.

The Employer makes a discretionary annual profit sharing contribution for each eligible employee based on the Corporation's adjusted earnings per share performance from a range of 0% to 8% of eligible earnings. The contribution is deposited into participants' accounts as soon as administratively possible. The contributions related to the 2018 and 2017 targets were 3.4% and 3.9% of eligible earnings for each year and totaled $37.5 million and $46.1 million, respectively, and were deposited into participants' accounts within the first two months of the following year.

Employee contributions receivable as of December 31, 2018 of $3.3 million includes 401(k) contributions receivable of $2.5 million and after-tax, Roth 401(k) and rollover contributions receivable, collectively, of $0.8 million. The employee contributions for year ended December 31, 2018 of $127.3 million includes 401(k) contributions of $90.7 million and after-tax, Roth 401(k), and rollover contributions, collectively, of $36.6 million.

Employee contributions receivable as of December 31, 2017 of $3.8 million includes 401(k) contributions receivable of $2.9 million and after-tax and Roth 401(k) contributions receivable, collectively, of $0.9 million. The employee contributions for year ended December 31, 2017 of $121.3 million includes 401(k) contributions of $92.7 million and after-tax, Roth 401(k), and rollover contributions, collectively, of $28.6 million.

Participant Accounts
Individual accounts are maintained for each Plan participant. Each participant's account is credited with the employee's contributions, the Employer matching contributions, profit sharing contributions, and Plan earnings and losses, less expenses.

Investments
All investment elections are held by the Trustee and employee contributions allocated to a specific fund are commingled with those of other participants and are invested in accordance with the nature of the specific fund. Pending such investment, the Trustee is authorized to invest in short-term securities of the United States of America or in other investments of a short-term nature. Employees can elect to have their contributions in any of the 19 fund options available. The fund options consist of Kimberly-Clark Corporation Stock Fund ("K-C Stock Fund"), two different collective funds offered by Columbia Management (formerly Ameriprise), which are the Money Market and Stable Income Fund, and 16 collective funds offered by BlackRock which include the Russell 1000 Value Index Fund F, Russell 2000 Index Fund F, Russell 1000 Growth Index Fund F, U.S. Debt Index Fund F, Russell 1000 Index Fund F, MSCI ACWI ex-U.S. IMI Index Fund F, and 10 LifePath Index Fund F funds which are the Retirement Fund, 2020 Fund, 2025 Fund, 2030 Fund, 2035 Fund, 2040 Fund, 2045 Fund, 2050 Fund, 2055 Fund and 2060 Fund. The participant can also choose from a broad range of funds and certain other investments offered through a brokerage account.

Vesting
Employees are immediately vested in their 401(k), after-tax, Roth 401(k), and rollover contributions. The Plan was amended May 1, 2017 to provide immediate vesting in all company contributions for active employees. Prior to May 1, 2017, vesting in company match and profit sharing contributions occurred after two years of service.

Participant Loans
Participants may borrow from their fund accounts a minimum of $1 thousand up to a maximum of 50% or $50 thousand of their vested account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at the prime +1 percent interest rate as published in the Wall Street Journal on the 15th of the month prior to the first day of the month to which it applies. Principal and interest is paid ratably through payroll deductions. A participant may have only one outstanding loan. A loan processing fee of $50 is charged to the participant. A loan may be a general purpose loan which must be repaid within a maximum of four years, or a primary residence loan, which must be repaid within a maximum of 10 years.

Distributions
Upon termination of a participant's employment, or because of death, the value of the participant's accounts, including the value of all Employer matching and profit sharing contributions, is distributable in either a lump sum, partial amount or systematic withdrawal per the participant's request. An automatic distribution will occur within 90 days if the participant's balance is $5 thousand or less. If the balance is $1 thousand or less, the distribution will be in the form of cash. If the balance is $5 thousand or less but more than $1 thousand, the balance will automatically be rolled over to to an Individual Retirement Account ("IRA") with Fidelity. Prior to May 1, 2017, the distribution would only have been for the participant's vested interest in their account and the IRA would have been established for the participant at Millennium Trust, a financial services company servicing individuals. Prior to May 1, 2017, for those terminating employment with less than two years of qualified service, the value of nonvested Employer matching and profit sharing contributions was forfeited and used to reduce subsequent Employer matching and profit sharing contributions to the Plan.

A participant invested in the K-C Stock Fund earns dividends quarterly and has the option to reinvest the dividends earned into the fund or receive a distribution. Dividends distributed to participants during the years ended December 31, 2018 and 2017 were $2.4 million and $2.6 million, respectively, and are included in benefits paid to participants on the Statements of Changes in Net Assets Available for Benefits.

Withdrawals
An employee may withdraw the value of their after-tax accounts and company matching contributions after being in the Plan for 24 months. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, Roth 401(k) contributions, Company Match Safe Harbor contributions, profit sharing, and earnings credited in the case of hardship or after attaining age 59½. The employee will be required to suspend subsequent contributions to the Plan for six months following any hardship withdrawal of 401(k) contributions and earnings thereon.

K-C Stock Fund
A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Corporation the number of whole shares of the Corporation's common stock held by the Trustee and attributable to his or her K-C Stock Fund account as of the valuation date coincident with the record date for the meeting. In addition, the participant has the right to determine whether whole shares of the Corporation's common stock held by the Trustee and attributable to his or her K-C Stock Fund account should be tendered in response to offers thereof.

The K-C Stock Fund is allocated to participants using a unit value, which is calculated using the stock's year end market price plus cash held in a collective short term investment fund.

Note 2. Accounting Principles and Practices

Basis of Accounting
The accompanying financial statements for the Plan have been prepared on the accrual basis and are in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP") for defined contribution benefit plans. The significant accounting policies employed in the preparation of the accompanying financial statements are described below.

Use of Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

Investment Valuation and Income Recognition
All investments are stated at fair value. The Plan primarily invests in collective funds that have underlying investments and the fair value is determined by the Plan's proportionate share of the underlying investments and is estimated using the net asset value (the "NAV") per share.  The fair value of the Corporation's common stock held by the Plan is determined as the last selling price on the last business day of the year, as published by an independent source. Security transactions are recorded on the trade date. Cash equivalents include a collective short term investment fund for pending transactions which is recorded at fair value using the NAV per share as well as certificates of deposit and other interest bearing investments that are recorded at cost, which approximates fair value. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan's gains and losses on investments bought and sold as well as held during the year.

Notes Receivable from Participants
Notes receivable from participant loans are valued at their unpaid principal balance plus any accrued but unpaid interest.

Administrative Expenses
Administrative expenses of the Plan are paid by the Plan as provided in the Plan document.

Benefits Paid to Participants
Distributions are recorded when paid. Amounts allocated to accounts of participants who have elected to withdraw from the Plan, but have not yet been paid, were insignificant at December 31, 2018 and 2017.

Transfers to (from) the Plan
For the years ended December 31, 2018 and 2017, there were no transfers to or from the Plan.

Note 3. Fair Value Measurements

The following fair value information is based on a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels in the hierarchy used to measure fair value are:

Level 1 – Unadjusted quoted prices in active markets accessible at the reporting date for identical assets and liabilities.

Level 2 – Quoted prices for similar assets or liabilities in active markets. Quoted prices for identical or similar assets and liabilities in markets that are not considered active or financial instruments for which all significant inputs are observable, either directly or indirectly.
Level 3 – Prices or valuations that require inputs that are significant to the valuation and are unobservable.

A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The following tables set forth by level, within the fair value hierarchy, a summary of the Plan's investments measured at fair value as of December 31, 2018 and 2017. As of both December 31, 2018 and 2017, approximately 87% of the assets are held in pooled funds and are measured using a NAV. Accordingly, such assets do not meet the Level 1, Level 2 or Level 3 criteria of the fair value hierarchy.

	December 31 2018	Fair Value Measurements
		Level 1	Level 2	NAV
	(Thousands of dollars)
Cash equivalents	$43,875	$39,304	$77	$4,494
Kimberly-Clark Corporation stock	211,849	211,849	—	—
SDBA	177,375	176,918	457	—
Common collective trusts	2,938,397	—	—	2,938,397
Total Investments at Fair Value	$3,371,496	$428,071	$534	$2,942,891

	December 31 2017	Fair Value Measurements
		Level 1	Level 2	NAV
	(Thousands of dollars)
Cash equivalents	$46,263	$33,198	$54	$13,011
Kimberly-Clark Corporation stock	259,428	259,428	—	—
SDBA	203,921	203,530	391	—
Common collective trusts	3,302,579	—	—	3,302,579
Total Investments at Fair Value	$3,812,191	$496,156	$445	$3,315,590

As of December 31, 2018 and 2017, there were no assets with a Level 3 fair value determination. The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. The Plan's policy is to recognize significant transfers between levels at the end of the year. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to total net assets available for benefits. During the years ended December 31, 2018 and 2017, there were no significant transfers between level 1 or 2 fair value determinations.

The following is a description of the valuation methodologies used for the Plan's investments measured at fair value. There have been no changes in the methodologies used at December 31, 2018 and 2017.

Cash equivalents: The cash equivalents includes cash liquidity held in the SDBA. The valuation of the cash equivalents is classified as level 2 due to the cash being held in money market funds or short-term cash that has movement between funds or out of the Plan. Cash equivalents also includes cash associated with the K-C Stock Fund and the clearing account which are invested in a collective short term investment fund. The fair value of the collective short term investment fund is based on NAV as a practical expedient.

Kimberly-Clark Corporation stock: The K-C Stock Fund investments are held directly by the Plan. The fair value of the Corporation's common stock is determined based on the closing unadjusted quoted price as of the end of the year.

SDBA: The account consists primarily of mutual funds and common stocks that are valued on the basis of readily determinable market prices.

Collective funds: Composed of a money market fund, stable income fund, fixed income fund, equity funds and multi-asset class funds. The fair value of each fund is determined by multiplying the net asset value per unit by the number of units held by the Plan. The net asset value is based on the values of the underlying securities and cash held in the fund.

Note 4. NAV Per Share

The following table for December 31, 2018 and 2017, sets forth a summary of the Plan's investments with a reported NAV.

	Fair Value Estimated Using NAV per Share
Investment	December 31 2018 Fair Value (a)	December 31 2017 Fair Value (a)	Unfunded Commitment	Redemption Frequency	Other Redemption Restrictions	Redemption Notice Period
	(Thousands of dollars)
Short-term investment funds (b)	$4,494	$13,011	$—	Daily	None	Daily
Fixed income funds (c)	773,890	771,374	—	Daily	None	Daily
Multi-asset class funds (d)	371,632	421,684	—	Daily	None	Daily
Equity index funds (e)	1,792,875	2,109,521	—	Daily	None	Daily

(a)	The fair values of the investments have been estimated using the NAV of the investment.

(b)	Short-term investment fund strategies seek to invest in high-quality, short-term securities which is included in cash and cash equivalents.

(c)	The fixed income fund strategy seeks to replicate the Barclays Bloomberg U.S. Aggregate Bond Index or provide capital preservation and income.

(d)	Multi-asset class funds are target date funds that seek to provide a diversified asset allocation consistent with the participants' current stage of life.

(e)	Equity index fund strategies seek to replicate the return of an index of a specific financial market, such as the Russell 1000 Index or Russell 2000 Index.

Note 5. Party-In-Interest Transactions

At December 31, 2018, the Plan held 1.9 million shares of the Corporation's common stock at a fair value of $212 million. During the year ended December 31, 2018, 1.0 million shares were acquired and 1.3 million shares were disposed. At December 31, 2017, the Plan held 2.2 million shares of the Corporation's common stock at a fair value of $259 million. During the year ended December 31, 2017, 0.6 million shares were acquired and 1.0 million shares were disposed. All of these transactions are exempt from the prohibitions against party-in-interest transactions under ERISA.

Note 6. Plan Termination

Although it has not expressed any intention to do so, the Corporation has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA.

Note 7. Federal Income Tax Status

The Internal Revenue Service ("IRS") has determined and informed the Corporation in a letter dated October 18, 2017, that the Plan and the related trust were designed in accordance with the applicable requirements of the Code. The Plan satisfies the requirement of Section 401(a) of the Code and Plan management is not aware of any Plan provision that would result in disqualification. The federal income tax status of participants with respect to the Plan is as follows: A participant's after-tax and Roth contributions, in whatever form, are not tax-deductible by the participant; however, the portion of a distribution attributable to such contributions is not taxable upon distribution. Participant pre-tax 401(k) contributions are considered contributions by the Employer rather than the participant and, as a result, are not taxable until the year in which they are distributed. Employer contributions and the earnings on employer and participant contributions are generally not taxable to the participant until the year in which they are distributed.

U.S. GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2014.

Note 8. Changes to the Plan

During the year ended December 31, 2018, the BAC approved the following administrative changes to the Plan that will take place effective January 1, 2019: (1) increase the automatic enrollment deferral percentage from 6% to 8%; (2) eliminate the requirement that a Participant first obtain a Plan loan before requesting a hardship withdrawal; (3) eliminate the requirement for a six-month suspension of Participant contributions to the Plan after receipt of a hardship withdrawal; (4) allow a Participant to request a hardship withdrawal of eligible earnings on pre-tax contributions post December 31, 1988; (5) eliminate the six-month suspension for a Participant currently under a six-month suspension for hardship withdrawals made prior to January 1, 2019; and (6) adopt the standard Fidelity systematic process for administering the liquidation of assets in the SDBA when there are insufficient assets in the core funds to cover a participant's related fees or distributions.

During the year ended December 31, 2017, the BAC approved the following administrative changes to the Plan: (1) transfer all Blackrock Non-lendable Fund F investments to Blackrock funds that engage in securities lending without changing the investment objectives, effective January 1, 2017; (2) prohibit SDBA Plan participants from purchasing interests in master limited partnerships, effective March 6, 2017; (3) transition the Plan administration, including check and tax service duties, to Fidelity, effective May 1, 2017; and (4) allow overpayment refunds less than $25 to be posted to a participant's account, effective May 1, 2017.

Effective May 1, 2017, the Plan was amended to: (1) differentiate the ability to repay an outstanding loan for a spousal beneficiary in the event of a participant death; (2) change the vesting period such that vesting in the Plan occurs immediately upon Plan participation; (3) adopt Roth in-plan conversion feature; (4) eliminate the flat dollar contribution option and adopt conversion default; (5) allow a participant directed effective date for the automatic annual increase; (6) eliminate the target percentage for participant elected automatic annual increases; (7) eliminate the ability to elect automatic annual increases for after-tax contributions; (8) set a maximum amount of annual increase from one percent to ten percent; (9) change the automatic rebalancing option from an automated service to a notification service; (10) allow a terminated participant to set up a systematic withdrawal of payments to draw down the 401(k) account balance; and (11) allow Plan balances of $5 thousand or less but more than $1 thousand to be automatically rolled over to Fidelity Investments upon termination of employment. Effective November 1, 2017, the Plan was amended to change the reinvestment date for dividends earned in the KC Stock Fund to be the same as the dividend payment date.

Note 9. Reconciliation of Financial Statements to Form 5500

Benefit payments requested by participants are recorded on the Form 5500 for benefit payments that have been processed and approved for payment prior to year end, but not yet paid as of that date.

The following is a reconciliation of benefits paid to Plan participants per the financial statements for the year ended December 31, 2018, to Form 5500:

December 31, 2018
(Thousands of dollars)
Benefits paid to participants per the financial statements	$462,210
Add: Benefit payments requested by participants at December 31, 2018	6
Less: Benefit payments requested by participants at December 31, 2017	(30)
Benefits paid to participants for Form 5500	$462,186

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2018 and 2017 to Form 5500:

	December 31
	2018	2017
	(Thousands of dollars)
Net assets available for benefits per the financial statements	$3,453,033	$3,898,496
Less: Deemed distributions from outstanding participant loans with no repayment	(362)	—
Less: Benefit payments requested by participants	(6)	(30)
Net assets available for benefits per Form 5500	$3,452,665	$3,898,466

The following is a reconciliation of expenses per the financial statements for the year ended December 31, 2018 to Form 5500:

December 31, 2018
(Thousands of dollars)
Total deductions per the financial statements	$464,139
Add: Deemed distribution on outstanding participant loans with no repayment	362
Add: Benefit payments requested by participants at December 31, 2018	6
Less: Benefit payments requested by participants at December 31, 2017	(30)
Total expense per Form 5500	$464,477

Note 10. Risks and Uncertainties

Plan assets are invested in funds and securities as directed by plan participants. These investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Accordingly, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Statements of Net Assets Available for Benefits.

Note 11. Subsequent Events

The Plan has evaluated subsequent events through June 24, 2019, the date the financial statements were available to be issued, and there are none to report.

SUPPLEMENTAL INFORMATION REQUIRED
BY THE DEPARTMENT OF LABOR'S RULES AND REGULATIONS FOR
REPORTING AND DISCLOSURE UNDER THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
SCHEDULE H, PART IV, 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)

SPONSOR'S EIN: 39-0394230
PLAN NAME/NUMBER: Kimberly-Clark Corporation 401(K) and Profit Sharing Plan / 016

		December 31, 2018
Identity of Investment Issuer	Description of Investment	Fair Value
		(Thousands of dollars)
The Northern Trust (1)	Collective Fund:
	Collective Government Short Term Investment Fund	$4,494
		4,494

Columbia Management	Collective Funds:
	CT Money Market Fund Z	106,196
	CT Stable Government Fund Z	73,620
	CT Stable Income Fund Z	194,347
		374,163

BlackRock	Collective Funds:
	U.S. Debt Index Fund F	399,727
	Russell 1000 Index Fund F	449,669
	Russell 1000 Value Index Fund F	287,965
	Russell 1000 Growth Index Fund F	414,729
	Russell 2000 Index Fund F	216,001
	MSCI ACWI ex-U.S. IMI Index Fund F	424,511
	LifePath Index Target Conservative Fund F	57,731
	LifePath Index 2020 Fund F	22,100
	LifePath Index 2025 Fund F	95,597
	LifePath Index 2030 Fund F	21,853
	LifePath Index 2035 Fund F	76,389
	LifePath Index 2040 Fund F	17,034
	LifePath Index 2045 Fund F	52,746
	LifePath Index 2050 Fund F	11,605
	LifePath Index 2055 Fund F	12,867
	LifePath Index 2060 Fund F	3,710
		2,564,234

K-C (1)	Kimberly-Clark Corporation Common Stock	211,849

Fidelity (1)	SDBA	216,756

The Northern Trust (1)	Notes receivable from participants rate of interest (3.25% - 7.00%) maturity dates (January 2019 - December 2028)	33,077

Total Investments		$3,404,573

(1)	Sponsor and/or issuer known to be a party-in-interest to the Plan.
Cost is not presented as all investments are participant directed.
See accompanying report of independent registered public accounting firm.